Exhibit 99.1

Electro-Sensors and Mobile X Global, Inc. Agree to Terminate Merger Agreement

Minnetonka, Minnesota, January 30, 2023; Electro-Sensors, Inc. (Nasdaq: ELSE) and privately held Mobile X Global, Inc. announced today that the two companies have terminated the definitive merger agreement the parties entered into on June 10, 2022.

A condition to closing of the merger transaction was the consummation of an equity financing with minimum gross proceeds of $20.0 million, which the parties anticipated would be a PIPE investment (private investment in public equity). The financing necessary to consummate the merger was pursued but is not available due to difficult conditions in the financial markets, including the markets for PIPE investments.

Electro-Sensors, Inc. also announced that effective following the termination of the merger agreement, the Electro-Sensors board established a board special committee consisting of Chairman Joseph Marino, President David Klenk, and Audit Committee Chair Scott Gabbard, and authorized this committee to explore and pursue business development and other strategic alternatives for Electro-Sensors.

Electro-Sensors, Inc.

Electro-Sensors, Inc. is an industry leading designer and manufacturer of rugged and reliable machine monitoring sensors and wireless/wired hazard monitoring systems applied across multiple industries and applications. These products improve processes by protecting people, safeguarding systems, reducing downtime, and preventing waste. Electro-Sensors is proud to be an ISO9001:2015 quality certified company and is committed to providing excellent customer service and technical support. Founded in 1968 and located in Minnetonka, Minnesota, Electro-Sensors provides its loyal customers with reliable products that improve safety and help plants operate with greater efficiency, productivity, and control.

Cautionary Statement Regarding Forward Looking Statements

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, Electro-Sensors, Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans that include the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, Electro-Sensors, Inc. claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. These forward-looking statements are subject to a number of factors, risks and uncertainties, including those disclosed in our periodic filings with the SEC that could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements. For a list of these factors, see the section entitled “Forward-Looking Statements” in the ELSE Annual Report on Form 10-K for the year ended December 31, 2021 and any updates in subsequent filings on Form 10-Q or Form 8-K filed under the Securities Exchange Act of 1934.

Contact: David Klenk

(952) 930-0100